EXHIBIT 99.2

                       FINANCING AND MANAGEMENT AGREEMENT

         THIS FINANCING AND MANAGEMENT AGREEMENT is made and dated for reference effective (the "Effective Date") as of the 7th day of March, 2000.

BETWEEN:

                                    CANALASKA VENTURES LTD.
                                    626 West Pender Street, Mezzanine Floor,
                                    Vancouver, British Columbia  V6B 1V9
                                    604-688-0041
                                    canalaska@canalaska.com

                                    (hereinafter referred to as "CANALASKA")

                                                               OF THE FIRST PART
AND:

                                    NEWSGURUS.COM INC.
                                    5774 Deadpine Drive
                                    Kelowna, British Columbia
                                    V1P 1A3

                                    (hereinafter referred to as "NEWS")

                                                              OF THE SECOND PART

                                    (Collectively,   CANALASKA   and   NEWS  are
                                    referred  to  as  the   "parties"   for  the
                                    purposes of this Agreement.)
WHEREAS:


A. CANALASKA is a publicly traded company listed on the Canadian Venture Exchange trading under the symbol of "CVV" and trades on the US OTC Bulletin Board under the symbol "CVVLF", and is in the business of financing information technology and software development ventures.

B. NEWS will soon make its application to become a publicly traded company listed on the OTC.BB market: it's business plan is to be a leading Internet source of expert opinion and information in the areas of money, health, and lifestyles. NEWS unique content will empower its users towards e-commerce. Over the long term, expert content will interface with broadcast and broadband programming between knowledge and commerce and as further described in detail in
Exhibit II of this Agreement.

C. CANALASKA has the exclusive right to earn up to a 26.6% (three million shares) interest in NEWS with this Financial and Management Agreement in a total of three phases as noted herein. CANALASKA will earn up to its 26.6% interest in NEWS by purchasing an equity position (common shares) in NEWS subject to the terms and conditions hereinafter.

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D. CANALASKA, subject to completion of Phase II financing of NEWS, has the exclusive right to own 51% and be the operator of an exact Clone of NEWS for Europe (defined as EUROGURU) and South America and the Caribbean defined as Mexico, Central and South America and the Caribbean (and defined at SOUTHERNGRURUS).


DEFINITIONS


For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)      "Shareholders" means founders of NEWS as follows:

                  Chris Bunka
                  Sudhir Khanna

(b) "Agreement" means this Agreement as entered into between NEWS and CANALASKA herein, together with any Schedules as attached hereto.

(c)      "Board" means the Board of Directors of NEWS.

(d)      "Effective Date" means the date first herein set forth.

(e) "Approval Date" means the date of approval of this Agreement by regulatory authorities.

(f) "Party" or "Parties" means CANALASKA and/or NEWS hereto and their respective successors and permitted assigns as the context so requires.

(g) "Technology" means the matters set forth in the preamble hereto and all of the knowledge, information, patents, copyright, trade-names, designs, business plans of NEWS, title, or other ownership which NEWS presently own or have interests and is further described in Exhibit II of this Agreement in or hereafter develop, own, or have interests in to the fullest extent, limited only as specifically provided in this Agreement.

(h) "RFQ" means Request for Quote provided to CANALASKA and NEWS by an independent recognized software developer outlining the costs and timelines involved with developing NEWS Technology.

(i)      "Initial Public Offering" means Initial Public Offering (IPO).

(j)      "CDNX" means the Canadian Venture Exchange Inc. (CDNX).

(k)      "Clone" means the JV as proposed in Exhibit IIIa and Exhbit IIIb.

(l) "Joint Venture" means CANALASKA has the option to enter into a agreement with NEWS subject to CANALASKA's successful completion of Phase I and II equity financing of NEWS. The joint venture Agreement is further described in Exhibit III of the Agreement.

(m) "Definitive Agreement" at the option of CANALASKA a more Definitive Agreement may be prepared for signature by NEWS and CANALASKA. This Agreement will

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        remain in effect and in full force until a more detailed Agreement is prepared and executed.

(n)      "Independent News Letter Writer"

(o)      "CanAlaska Warrants"

(p)      All dollars figures in this agreement are U.S. dollars.


       NOW THEREFORE THIS AGREEMENT WITNESSETH THAT THE PARTIES HERETO AGREE AS
FOLLOWS:

ARTICLE I

DUE DILIGENCE AND DISBURSEMENTS

CANALASKA AND NEWS AGREE THAT THE TWO COMPANIES WILL AGREE TO MILESTONES THAT MUST BE ACHIEVED DURING PHASE I, II, AND III FINANCING ABOVE AND AS FURTHER DESCRIBED IN EXHIBIT IV OF THIS AGREEMENT.

1.1 Subject to CANALASKA's thirty (30) day due diligence period from the Effective Date of this Agreement, CANALASKA have the right to purchase common shares of NEWS equity as outlined below. The due diligence period will begin on the Effective Date of this Agreement. CANALASKA's has the option to earn 26.6%, subject to further dilution of NEWS by purchasing equity in NEWS as follows:

1.1.1 PHASE I: CANALASKA will provide NEWS a $30,000 convertible loan on the Effective Date of this Agreement and a further $70,000 on regulatory approval (the "Approval Date").

       a) These funds will be used to create a defined beta version web-site estimated to cost not more than $100,000 Cdn and to be completed by April 15, 2000, or alternatively by The Approval Date.

       b) The Funds shall be provided, by bank draft or certified cheque, as needed.

            o Security for this convertible loan will include a General Security Agreement, a General Agreement of Book Debts, and a Corporate Guarantee. Once CANALASKA's due diligence has been completed, and an acceptable RFQ by a recognized software developer has been received, and the appropriate regulatory bodies have reviewed and ratified this Agreement, the loan may be converted into common shares at CANALASKA's sole option discretion. If converted, the common shares will be converted at $0.25 per share.

            o Regardless of any other provision of this Agreement, the $30,000 convertible loan or any portion thereof, plus interest (at a rate of 7% per
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                 annum), is repayable to CANALASKA within twelve (12) months of the Effective Date of this Agreement by NEWS unless CANALASKA converts this amount into common stock of NEWS at $0.25 per share.

            o The subsequent convertible loan of $70,000 will be disbursed to NEWS on the Approval date.

            o The entire convertible loan must be converted to common shares of NEWS at the price of $0.25 per share within 30 days of the Approval Date.

       c) Prior to issuing common shares of NEWS to CANALASKA, NEWS will, if CANALASKA so elects, prepare a NEWS Shareholders Agreement.

1.1.2 PHASE II: Investment of $440,000 at $0.40 per common share of NEWS. After each increment of financing provided by CANALASKA, CANALASKA earns a warrant that allows CANALASKA the right to buy an equal number of additional shares in NEWS at a price of $1.30 for a period of two years from the date each increment is EXECUTED OR EXERCISED.

       a) Subject to completion of Phase I as set forth herein and based on completion on a mutually acceptable NEWS' Shareholders Agreement referred to in Article II 2.1 and at CANALASKA'S option the "Definitive Agreement" referred to in Article III, 3.1 the Funds shall be provided, by bank draft or certified cheque, as follows

            o    $50,000 30 days after the Approval Date;
            o    $50,000 60 days after the Approval Date;
            o    $50,000 90 days after the Approval Date;
            o    $50,000 120 days after the Approval Date;
            o    $50,000 150 days after the Approval Date;
            o    $50,000 180 days after the Approval Date;
            o    $50,000 210 days after the Approval Date;
            o    $50,000 240 days after the Approval Date;
            o    $40,000 270 days after the Approval Date.

       b) Phase I & II funds will be used to complete a beta version of the NEWS WEBSITE; to complete a full commercial version of the beta version NEWS WEBSITE and suite of products and services within 180 days of the Approval Date; and, to conduct the marketing, sales and general operations of the company as per board-approved company budgets. The Commercial Beta site is described as a beta site capable of producing revenue streams and operational no later than May 31, 2000. At all times NEWS will demonstrate its success by signing up independent news letter writers and journalists to provide content for the WEBSITE and to use its commercially viable suite of products referred to in Exhibit II.

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       d)   NEWS will issue the appropriate amount of common shares to CANALASKA immediately following the payment of each portion of its investment(s).


1.1.3 PHASE III: CANALASKA has the right to invest up to an additional $1,950,000 in the common shares of NEWS by executing its warrants to purchase up to 1.5 million shares at $1.30 per share, on a pro rata basis (the Phase III Investment), as earned by completing each tranche of the Phase I and Phase II investments.

       CANALASKA reserves the right to invest the Phase III Investment in one lump sum or in several smaller portions at CANALASKA's discretion. NEWS will issue the associated common shares to CANALASKA immediately following the investment of the lump sum or of each portion of the Phase III Investment.

       a) CANALASKA has the option to use third party investors to provide all or part of the Phase III Investment in NEWS and to convey all or part of the earned-in equity to the third parties. In this event, CANALASKA has the right to request NEWS to reimburse CANALASKA for its reasonable expenses (Pre-approved by the NEWS board) associated with finding this investment and in addition CANALASKA will earn share purchase warrants equal to 10% of the third party financing arranged by CANALASKA.

       b) CANALASKA reserves the right to assign each full share purchase warrant, as earned above in Article I 1.1.3, to an outside third party. As an example: in the event that CANALASKA arranges a financing for NEWS for 2,000,000 shares at $2.00 per share CANALASKA will receive 400,000 warrants enabling it to purchase 400,000 shares of NEWS at $2.00 per share for a period of two years from the date of the Phase II investment. In this example NEWS would raise a minimum of $4,000,000 and a maximum of $4,800,000 if CANALASKA exercises all of its warrants.

       c) If CANALASKA wishes to transfer any third party shares or warrants as contemplated by (a) and (b), the following shall apply:

            o    CANALASKA must give reasonable advance notice;
            o the proposed involvement must comply with all relevant securities laws;
            o NEWS shall have the right to approve the third party in advance, with approval not to be unreasonably withheld;
            o NEWS will not approve such third part involvement if said party is a competitor to the NEWS business plan; and
            o the third party must agree to be bound by the NEWS-CANALASKA Shareholders Agreement (but all rights thereunder


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                 not strictly related to share ownership shall remain with
                 CANALASKA).

       d) CANALASKA has the option to earn a total of 26.6% of NEWS and to follow its position during all future financings.

       e)   CANALASKA has the right to have up to two people on NEWS Advisory
            Board.

       f) CANALASKA has the right to have its prorata share of directors on NEWS Board of Directors.

       g) CANALASKA has the option to provide advice and to be closely advised on the following:

            - Share structure of NEWS
            - Future Financing
            - New Management of NEWS
            - Business Plan Changes
            - Miscellaneous

       h) NEWS agrees to allow CANALASKA to provide its shareholder with ongoing information in the form of CANALASKA or joint CANALASKA - NEWS news releases and will provide its comments within 48 hours of delivery of a draft release by CANALASKA.

       i) NEWS agrees to share the costs with CANALASKA in regard to the promotion of NEWS business plan. All costs to be approved in advance by NEWS management. The following list is an example of shared promotion costs:

            - trade shows;
            - print advertising;
            - internet advertising;
            - media; and
            - travel lodging, etc

       j) This proposal is subject to CANALASKA's Advisory Board and Board of Directors as well as regulatory approval.

       k) In the event that CANALASKA does not complete the phase II investment schedule in its entirety, then CANALASKA agrees to forfeit its right to any representation on the NEWS board of directors and to any representation on the NEWS Advisory Board.

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

ARTICLE II
TERMS AND CONDITIONS

2.1 Upon NEWS acceptance and approval of these terms, CANALASKA reserves the right to instruct its solicitors to complete a definitive agreement (the "Definitive Agreement") incorporating the terms herein, on a best efforts basis. THIS AGREEMENT, THE FINANCING AND MANAGEMENT AGREEMENT, DATED MARCH 7, 2000, WILL REMAIN IN EFFECT AND IN FULL FORCE UNTIL THE DEFINITIVE AGREEMENT IS EXECUTED.

       a) CANALASKA shall have the right to appoint one director to NEWS Board of Directors and one Financial and one Business Advisor to NEWS Advisory Board on the Effective Date of this Agreement. At NEWS directors' request the director representing CANALASKA shall execute any then-current standard NEWS Confidentiality and/or director's agreements.

       b) CANALASKA's director will be added to then-current NEWS Board of Directors, which currently is comprised of three individuals.

       c) NEWS shall make its best efforts to ensure that the Board meets no less frequently than eight (8) times a year, in person or via telephone.

       d) During the period that CANALASKA is directly funding NEWS during Phases I and II and has elected to participate in additional funding (Phase III), a majority of the Board (which majority must include Harry Barr or his representative) is required to approve the following:

            o incurring additional funded indebtedness other than bank operating lines provided by Canadian Financial or International Institutions;

            o issuance of more than 200,000 treasury shares, warrants, or options on treasury shares to any one person or legal entity;

            o    sale of any assets of the company;

            o    payment of dividends;

            o appointment of all senior management and approval of their compensation plans (including salary, options, benefits and bonuses);

            o    approval of all company budgets;

            o    approval of all unbudgeted expenses over $5,000;


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       e)   NEWS will use its best efforts, on a timely basis (within two working days of CANALASKA's request), to provide all necessary corporate, market, and technical information to assist CANALASKA in issuing news releases on the development of its investments in NEWS.

       f) NEWS agrees to compensate CANALASKA's nominees for Director and Advisor positions on a fair and equitable basis for expenses incurred in the execution of NEWS business.

       g) Employment contracts with the CEO and other key employees will be put in place by March 31, 2000 and will be tied to the Phase II investment.

       h) CANALASKA has the right to take advantage of any existing or new CDN or US tax advantages to provide incentives for CANALASKA or its investors unless this would have any material adverse impact on the business position, financial position, or tax status of NEWS.

       i) Pre-emptive Rights - CANALASKA reserves the right to provide funding as outlined in Phases I, II, and III (or any portion thereof) and its prorata share of all future financings required by NEWS provided it completes Phases I and II of this Agreement.

       j) CANALASKA has the right to maintain its equity position in NEWS by funding its prorata share of NEWS in the event a third party participates in NEWS future financings.

       k) Harry Barr or his representative (Taryn Downing or Douglas Hickey) to co-sign all cheques and disbursements made by NEWS that are over $5000.00, only during CANALASKA's funding of Phase I and II.

       l) CANALASKA and its management team have specialized expertise in IPO's and managing public companies. CANALASKA has the right to offer non-binding advice regarding the IPO of NEWS.

2.1 Subject to CANALASKA completing the financing of Phase II, CANALASKA will have earned the right to own 51% of a Clone described as CCV GURU; whereby CANALASKA has the sole and exclusive right to operate the Clone in Europe as further described as EUROGURUS; and in South America and the Caribbean (which consists of Mexico, Central and South America and the Caribbean), described as SOUTHERNGURU. (The terms and conditions of the Joint Venture are completely defined and described in EXHIBIT III of this Agreement.) The Clone will incorporate with not less than eight million shares outstanding, owned 51% by CANALASKA and 49% by NEWS, which shares cannot be cancelled or rolled-back without unanimous approval by the Clone Board of Directors. NEWS agrees to provide a copy of its web-site, and all the content thereon to the Clone and for that will own 49% of the Clone. NEWS will further provide, in return for revenue streams as described in the Joint Venture Agreement, continuous content to CCV


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       GURU for the life of the Joint Venture Agreement. CANALASKA will agree to provide initial funding in the amount of $350,000 and for that and for the above-noted completion of Phase II financing into NEWS, will own 51% of the Clone. CANALASKA will have the majority of the Board and will be in charge of the day to day operations of the Clone. CANALASKA and NEWS agree that each party will dilute its interests proportionately in the event a third party of public financing is obtained for the Clone. The Clone will initially be operated by the Joint Venture until such time that the Joint Venture agrees to delegate operations and management to a European-based management team..

ARTICLE III
CONDITIONS PRECEDENT

Disbursement of the Phase II funds shall be made subject to prior satisfaction and performance of the following Conditions Precedent which are the exclusive benefit of CANALASKA and which may be waived in whole or in part in writing by CANALASKA.

3.1 CANALASKA shall have received an acceptable and reasonable RFQ by a recognized software developer for the final site construction. The final site is expected to cost $500,000 - or substantially more - to develop. It is distinctly more advanced than either the Beta site or the Commercial Beta site and offers additional features and usability.

3.2 CANALASKA shall be entitled to make such investigations of the financial position of NEWS and its business, property, assets, officers, key management and such other matters in relation to the investment contemplated herein as CANALASKA's management deem advisable so as to satisfy themselves as to the financial position, future profitability, business prospects, property, assets and other matters of NEWS, such investigation to be to the satisfaction of CANALASKA, in their sole discretion.

3.3 There shall have been no material adverse change in the market or business or affairs of NEWS, in the sole opinion of CANALASKA.


ARTICLE IV
WARRANTIES, REPRESENTATIONS
AND COVENANTS BY NEWS AND SHAREHOLDERS

4.1 In order to induce CANALASKA to enter into and consummate this Agreement, NEWS and the Shareholders hereby warrant to, represent to and covenant with CANALASKA, with the intent that CANALASKA will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of NEWS, after having made due inquiry:

       a) NEWS is the sole registered and beneficial owner of all of the existing Technology without claim or interest by any other party;

       b)   NEWS holds all of the Technology free and clear of all liens, charges and claims of others and will not transfer, directly or indirectly, any part thereof without the
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            CANALASKA's written permission; excluding transfers  to  JV partners and subsidiaries.

       c) NEWS's Technology and assets including patents, business plans, market study, software prototypes, trademarks, URLs, and rights have been duly and validly established or acquired pursuant to applicable law, all interest therein of the Shareholders has been duly transferred to NEWS, and there are no challenges or objections to NEWS' right, title, ownership, or registration;

       d) there is no adverse claim or challenge against or to the ownership of or title to any of the Technology nor to the best of the knowledge, information and belief of NEWS, after making due inquiry, is there any basis for any potential claim or challenge, and there are no outstanding or potential Agreements or options to acquire any interest in the Technology;

       e) NEWS is duly incorporated under the laws of Nevada and is validly existing and in good standing with respect to all filings required by the applicable corporate laws and regulatory authorities;

       f) NEWS has the requisite power, authority and capacity to own and use all of its business assets, to carry on the business as presently conducted by it, and to conduct the business contemplated by this Agreement;

       g) NEWS holds all licenses and permits required for the conduct in the ordinary course of the operations of its businesses and for the uses to which its business assets have been put and are in good standing, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to NEWS and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby will give any person the right to terminate or cancel any license or permit or affect such compliance;

       h) there are approximately 40 existing shareholders of NEWS as set forth in Exhibit I. NEWS is obligated to issue options to purchase common shares in NEWS as set forth in Exhibit I. Any individual share issuance over 200,000 common shares and/or warrants and/or options during Phase I & II must be approved by unanimous vote of the Board;

       i) there are no claims of any nature whatsoever affecting the rights of NEWS to the Technology or any impedance to the use thereof;

       j) this Agreement constitutes a legal, valid and binding obligation of NEWS enforceable against NEWS in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

       k) neither the Shareholders nor NEWS are aware of any court order which restricts or prevents the issuance of the Shareholders' Shares or CANALASKA's Shares;

       l) there are no material liabilities, contingent or otherwise, existing on the date hereof in respect of which NEWS may be liable on or after the completion of the transactions contemplated by this Agreement except an obligation to pay RD Capital $70,000 in consulting fees; to pay six monthly fees of $2,500 each month in respect to a website marketing agreement with CPM of Pilidelphia; and, to pay up

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            to $10,000 in fees in respect for certain financing efforts: all such payments are within the proposed NEWS operating budget.

       m) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of NEWS, after making due inquiry, threatened against or affecting NEWS at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

       n) NEWS is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it;

       o) there are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting NEWS;

       p)   the directors and officers of NEWS are as follows:

                  Name                               Position
                  ----                                -------
                  Chris Bunka               President and CEO, director
                  Sudhir Khanna             VP Information Technology, director
                  Dev Randhawa              Director

       q) Any claims against NEWS's rights to its technology or assets must be defended by NEWS's founding shareholders at their sole cost.
       r) NEWS AGREES TO ADVISE CANALASKA OF ANY MATERIAL CHANGE IN THE AFFAIRS OF NEWS.
       s)   NEWS SHALL COMPLY WITH ALL LAWS, WHETHER FEDERAL, PROVINCIAL OR
            STATE.

ARTICLE V
ARBITRATION


5.1 MATTERS FOR ARBITRATION. The Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof in the Province of British Columbia.

5.2 NOTICE. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof, that any Party intending to refer any matter to arbitration shall have given not less than ten (10) calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such ten days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section 9.3 herein below.

5.3 APPOINTMENTS. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 15 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 15 calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the


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       Commercial Arbitration Act of the Province of British Columbia (the
       "Arbitration Act"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

5.4 AWARD. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

ARTICLE VI
DEFAULT AND TERMINATION

6.1 DEFAULT. The Parties hereto agree that if either of the Parties is in default with respect to any of the provisions of this Agreement (hereinafter referred to as the "Defaulting Party"), the non-defaulting Party (hereinafter referred to as the "Non-Defaulting Party") shall give notice to the Defaulting Party designating such default, and within thirty (30) business days after its receipt of such notice, the Defaulting Party shall either:


       (a) cure such default, or diligently commence proceedings to cure such default and prosecute the same to completion without undue delay, with notice to the Non-Defaulting Party of the procedures it has instigated to cure; or


       (b) give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.


       If default is not addressed appropriately in the form required by (a) above, or cured within 30 days of an arbitration finding of default, then the Non-Defaulting Party may terminate this Agreement at any time, without prejudice to any claims it may have for an accounting or damages.

ARTICLE VII
LAPSING DATE

7.1 In the event that the Phase I transaction contemplated herein has not been closed on or before May 15, 2000, or such other date as mutually agreed to by CANALASKA and NEWS ("Lapsing Date"), then this Agreement will be null and void.

ARTICLE VIII
CONDITIONAL OFFER

8.1 It is understood and agreed that this is a Conditional Offer to Finance and cannot be binding upon CANALASKA without the prior approval of the regulatory authorities of CANALASKA.

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ARTICLE IX
CONFIDENTIALITY, FORCE MAJEURE, EVENTS, AND NOTICE

9.1 CONFIDENTIAL INFORMATION. Each Party acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Party constitutes valuable trade secrets and proprietary confidential information of the other Party (collectively, the "Confidential Information"). No such Confidential Information shall be published by any Party without the prior written consent of the other Party hereto, however, such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Party hereto and to ensure that any third party to which the Confidential Information is disclosed shall execute an Agreement and undertaking on the same terms as contained herein.

9.2 IMPACT OF BREACH OF CONFIDENTIALITY. The Parties hereto acknowledge that the Confidential Information is important to the respective businesses of each of the Parties hereto and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties hereto recognize and hereby agrees that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties hereto that would not be adequately compensated for by monetary award. Accordingly, the Parties hereto agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Party, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties hereto also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a court of competent jurisdiction as being unreasonable, the Parties agree that said court shall have authority to limit such restrictions, activities or periods as the court deems proper in the circumstances. In addition, the Parties hereto further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties hereto and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties hereto are hereby waived by the other Parties.

9.3 EVENTS. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

9.4 NOTICE. A Party shall, within seven calendar days, give notice to the other Party of each event of force majeure and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

9.5    FUNDS. All funds referred to in this Agreement are quoted in U.S.
       Dollars.


9.6 PRIOR APPROVAL. Where required, this Agreement is subject to the approval of the CDNX Exchange and all securities administrators having jurisdiction over the Parties hereto.

ACCEPTANCE

This Conditional Offer to finance is open for acceptance by CANALASKA and by NEWS until 5:00 PM PST Wednesday, March 07, 2000.

If accepted, duly signed where indicated below and a fully executed copy returned to CANALASKA before this date, it shall be a binding contract and shall remain in effect, subject to the terms hereof until the Lapsing Date.

ACCEPTED this 7th day of March, 2000.

NEWSGURUS.COM, INC.

Per:
Chris Bunka

/s/ Chris Bunka
-------------------------
Title: President and CEO

CANALASKA VENTURES INC.

Per:
Harry Barr
President and CEO

/s/ Harry Barr
-------------------------
Title: President and CEO

                                    EXHIBIT I

   EXISTING AND CONTEMPLATED SHARE STRUCTURE FOLLOWING PHASE II AND PHASE III CANALASKA INVESTMENTS AND INCLUDING NOW-ANTICIPATED ADDITIONAL MAJOR SHARE
                                   ISSUANCES.



                                     APPROX.
                                                             TOTAL SHARES
NEWSGURUS.COM, INC. EXISTING                                 8.3 MILLION
CANALASKA PHASE I AND II       1.5 MILLION                   9.8 MILLION
CANALASKA PHASE III            1.5 MILLION                   11.3 MILLION

ADDITIONAL FINANCING           UP TO 2 MILLION               UP TO 13.3 MILLION
UP TO 100 EDITORS              UP TO 3.9 MILLION ADDITIONAL  UP TO 17.2 MILLION
ACQUISITIONS                   UNKNOWN


NEW EDITORS SCHEDULE:

STAGE ONE - UP TO THE DAY NEWSGURUS.COM IS QUOTED FOR TRADING, OR UP TO A MAXIMUM OF TWENTY EDITORS AND INCLUDING 12 EDITORS ALREADY SIGNED WITH APPROXIMATELY 1.3 MILLION SHARES: -A MAXIMUM TOTAL OF 2,000,000 SHARES OVER THE LIFE OF THEIR CONTRACTS, AS A GROUP.

STAGE TWO - AFTER NEWSGURUS.COM IS TRADING ON A PUBLIC MARKET, THE NEXT TWENTY EDITORS, REGARDLESS OF THE TIME PERIOD IN WHICH THEY JOIN; OR, AFTER THE FIRST 2,000,000 SHARES HAVE BEEN ISSUED, WHICHEVER COMES FIRST: -A MAXIMUM OF 1,400,000 SHARES OVER THE LIFE OF THEIR CONTRACTS, AS A GROUP.

STAGE THREE - THE NEXT TWENTY EDITORS, REGARDLESS OF THE TIME PERIOD IN WHICH THEY JOIN; OR, AFTER THE FIRST 3,400,000 SHARES HAVE BEEN ISSUED, WHICHEVER COMES FIRST: -A MAXIMUM OF 800,000 SHARES OVER THE LIFE OF THEIR CONTRACTS, AS A GROUP.

STAGE FOUR - THE NEXT FOURTY EDITORS, REGARDLESS OF THE TIME PERIOD IN WHICH THEY JOIN. OR, AFTER THE FIRST 4,200,000 SHARES HAVE BEEN ISSUED, WHICHEVER COMES FIRST: - A MAXIMUM OF 1,000,000 SHARES OVER THE LIFE OF THEIR CONTRACTS, AS A GROUP.

                                   EXHIBIT II


                               DESCRIPTION OF NEWS

NEWS is the first media company designed for the 21st century. It encourages interactivity between users and the news. NEWS will use the Internet and, eventually, wireless broadband to foster two-way news delivery and communication
- something no media company has ever done before. As in the example of United Artists in the early days of motion picutres, NEWS will capitalize on the overwhelming desire of artists and experts to control their own professional destiny through their direct ownership of the company.

NEWS has an opportunity to be the first of its kind in this next evolution of media within the information age. NEWS can be the leader in its market segment and reach appropriate valuations. The opportunity to contributing writers is to benefit through ownership, while retaining complete editorial independence.

Although NEWS is a start-up company complete with all inherent risks, it benefits from start-up company experience in its founder. Existing management is well aware of its tasks in broadening its team and capabilities. Through the Editorial Advisory Board, NEWS will benefit from the collective business experience of dozens of existing media Gurus.

Competing media sites will be hard-pressed to retain their best experts without equity ownership incentives. Most of the smaller media sites will be incapable or unwilling to make such an offer while the larger sites will require valuable time to maneuver.

Complete journalistic independence and integrity is paramount. Coupled with the ability to participate in the EAB, content providers have strong incentives to become part of the NEWS team.

Executive management has built a three- part marketing strategy that grows in scope as the company is capable of implementation. The first-stage marketing strategy of enticing existing newsletter readers to join our Website delivers a highly sought after demographic to NEWS with no cash outlays. Thus, the first hurdle in corporate growth - often the most difficult - is prepared for.

The second-stage marketing strategy is innovative and cost-effective. By using other advertisers to subsidize the cost of its own marketing, NEWS will effectively reach more people than it otherwise could. Through the NEWS magazine, the company will establish its brand outside the Internet. Exciting marketing partnerships are being pursued now.

The marketplace has an almost insatiable appetite for information and NEWS intends to provide what the market wants. The public has said that it expects on-line content at virtually no cost. NEWS will meet the expectation while offering additional content as a value-added product.

The company enjoys three main revenue streams to help it diversity its revenue model. Most of its revenue will come through marketing and advertising. Almost as important are user fees and subscriptions. Growth in both these segments will be strong, but not as strong as in Business-to-Business E-commerce. Over time it is expected that each of these revenue sectors will converge in importance.

                   EXHIBIT IIIA - DESCRIPTION OF JOINT VENTURE


A Joint Venture company will be established that will "Clone" the existing NewsGurus web-site and business plan for the express and exclusive region of Europe, Mexico, Central and South America. NewsGurus.com will not enter any other agreement with any other company for the purpose of coverage of these geographic areas. Canalaska will not attempt to reach users located in any geographic area other than those described herein and is not permitted to transfer, re-sell, or otherwise distribute the described content and/or technology to any other entity without express written permission of NewsGurus.com Inc. Computer servers for such clones may not be located in Canada or in the USA.

A) PRODUCTION OF WEB SITE AND TECHNOLOGY TRANSFERS.

NewsGurus.com, Inc. will earn 3,920,000 shares in the Joint Venture by providing the following: NewsGurus.com, Inc. will deliver to the Joint Venture a complete and exact working turn-key copy of the website located at www.newsgurus.com. Such technology to be provided at the one-time cost of $1.00 U.S. to the Joint Venture. Delivery of the site, regardless of stage of completion, will occur upon completion of Phase II financing as noted in the Financing and Management Agreement. Company will also deliver to the Joint Venture, on at least a quarterly basis, any and all upgrades and refinements of said website for as long as this Joint Venture shall exist, or until otherwise directed by the Board.

Joint Venture may use all or any part of the technology and website delivered to it for the express and exclusive purpose of reaching persons located in the geographic regions previously described in the Joint Venture Agreement. Joint Venture may also elect to develop its own technology and refinements to the website. Joint Venture agrees to deliver such technology and refinements to NewsGurus.com, Inc. on a quarterly basis for as long as this Joint Venture shall exist, or until otherwise directed by the Board. In the event that the Joint Venture elects to produce, design, contract, or otherwise acquire such technology, it will do so at its own costs and specifically without seeking remuneration for costs from either CVV or from the NewsGurus.com, Inc.

All technology transfers between the Joint Venture and the NewsGurus.com, Inc. will be full, complete, and at no cost to the receiving party.

NewsGurus.com, Inc. will nominate one member to the JV Board of Directors and one member to the JV Advisory Board.

Canalaska will earn 4,080,000 shares in the Joint Venture by contributing financing in the amount of $350,000 U.S.; and by providing expertise in future financing requirements; management; marketing methods to build the Joint Venture URL brand; generate customer lists; develop and market customer databases; and, acquire local content from each of the exclusive geographical areas it serves. Canalaska shall be entitled to a repayment of such $350,000 from future JV revenues.

Canalaska will nominate two members to the JV Board of Directors, and two members to the Advisory Board.

B) CONTENT AVAILABLE AT WEB SITES.

NewsGurus.com, Inc. will deliver to the Joint Venture its entire existing database of content as it appears at the website located at www.newsgurus.com. Such content to be provided at a one-time cost of $1.00 U.S. to the Joint Venture. Delivery of the content, regardless of its extent, will occur upon completion of Phase II financing as noted in the Financing and Management Agreement.

NewsGurus.com, Inc. will also make available to the Joint Venture, on a real-time electronic basis, any and all additional content appearing at www.newsgurus.com for as long as this Joint Venture shall exist, or until otherwise directed by the Board. NewsGurus.com, Inc. will receive 20% of all revenue derived from this content located at the Joint Venture web-site

The Joint Venture also agrees to make available to the NewsGurus.com web-site or to NewsGurus.com, Inc, on a real-time electronic basis, any and all additionally acquired or created content appearing at the Joint Venture web-site for as long as this Joint Venture shall exist, or until otherwise directed by the Board. NewsGurus.com, Inc. will receive 30% of all revenue derived from this additional Joint Venture content located at the www.newsgurus.com.

                                  EXHIBIT IIIB
                           THE JOINT VENTURE AGREEMENT

THIS AGREEMENT, THE JOINT VENTURE AGREEMENT, DATED MARCH 7, 2000, WILL REMAIN IN EFFECT AND IN FULL FORCE UNTIL THE DEFINITIVE AGREEMENT IS EXECUTED.

THIS JOINT VENTURE AGREEMENT, entered into this 7th day of March, 2000 is by and between the following corporations, collectively referred to herein as "the partners"; Gurus International Corp. (Referred to as COMPANY,) a Nevada corporation, (and a wholly-owned subsidiary of NewsGurus.com, Inc, a Nevada corporation) with offices at 5774 Deadpine Drive, Kelowna BC V1P 1A3; and, CanAlaska Ventures Ltd. (hereinafter referred to as "CVV"), a British Columbia Corporation with offices at 626 West Pender Street, Mezzanine Floor, Vancouver, British Columbia V6B 1V9.

WHEREAS CVV is a publicly traded company listed on the Canadian Venture Exchange trading under the symbol of "CVV" and trades on the US OTC Bulletin Board under the symbol "CVVLF", and is in the business of financing information technology and software development ventures.

WHEREAS COMPANY is in the process of applying to become a publicly traded company on the US OTC Bulletin Board and has technology, products and/or services at the URL http://www.newsgurus.com which it wishes to market and sell.

WHEREAS the parties desire to enter into an agreement to form a Joint Venture with the purpose of ultimately taking this Joint Venture public; and which Joint Venture has the exclusive right to the NewsGurus technology, products and services in Europe, Mexico, South America and the Caribbean. To earn its place in the Joint Venture the COMPANY will contribute the technology and content required to create a copy of the fully functioning website found services at the URL http://www.newsgurus.com. Future content to be provided to the Joint Venture at a cost as described in section 1.7 and 1.14. To earn its place in the Joint Venture, CVV will contribute financing in the amount of $350,000 U.S.; expertise in future financing requirements; management; marketing methods to build the Joint Venture URL brand; generate customer lists; develop and market customer databases; and, acquire local content from each of the exclusive geographical areas it serves.


NOW THEREFORE, in consideration of the foregoing and the following articles, the parties, intending to be legally bound, agree as follows:


                                    ARTICLE I
                                    FORMATION

1.1 Formation and Ownership. The partners hereby form a Joint Venture to implement the business as set forth herein. The Joint Venture shall be a Nevada or Colorado or Offshore Corporation and its domicile will be decided by CVV. There will be one class of shares, which shall be issued equally to the partners so that CVV owns fifty-one percent (51%) of shares of the Joint Venture and COMPANY owns fourty-nine (49%) of the Joint Venture. The Joint Venture shall initially issue a total of exactly eight million shares - 4,080,000 to CVV; and 3,920,000 to the COMPANY. Such shares cannot be cancelled or rolled back without unanimous approval of the Board of Directors of the JV. No action by the existing shareholders shall be effective unless approved by the board of directors of the Joint Venture.

1.2 Name of Joint Venture. The name of the Joint Venture shall be CVV-Gurus,
Inc.

1.3 Term. The Joint Venture shall commence upon completion of Phase II financing as noted in the Financing and Management Agreement and remain in full force and effect until terminated by the parties in accordance with the terms of this agreement.

1.4 Operation. The Joint Venture shall be operated primarily by CVV, with assistance provided as required by the COMPANY. In due course, as the JV receives adequate funding, the Board of Directors will locate and engage independent management to run the JV's daily operations. At such time as such management is engaged, then all primary management and accounting responsibilities as described below will be assumed by management.

1.5 Inspection. The books and records of the Joint Venture shall be maintained by CVV on behalf of the Joint Venture. They will be available for inspection by the Joint Venture partners during normal business hours at the offices of CVV upon reasonable notice to CVV. Such books and records also to be available for inspection at any time by officers and directors of the Joint Venture and the Joint Venture partners via secure electronic query over the Internet. Such electronic accounting system to be e-commerce compatible with the Joint Venture website.

1.6 Checking Account. CVV shall be responsible for maintaining the Joint Venture checking account, in the name of the Joint Venture. All checks or transfers of any kind under $1,000.00 each require only one signature from either the Controller, President or from a key staff member of CVV. All checks or transfers of any kind over $1,000.00 will require two signatures to be valid: one signature from a key staff member of CVV and one signature from either the President or the Controller of the Joint Venture.

1.7 Revenue and Accounting. COMPANY shall directly receive all payments for their products and/or services sold by the Joint Venture.


o COMPANY will forward 50% of all such revenue to CVV's checking account on a monthly basis by direct deposit directly to CVV at CVV's offices in Vancouver or such other location as decided by CVV until such time as CVV has received $350,000 in total (the Payout).

o COMPANY will forward 30% of all such revenue to the Joint Venture checking account on a monthly basis by direct deposit directly to the Joint Venture at CVV's offices in Vancouver or such other location as decided by CVV until such time as the Payout is complete.

o COMPANY will retain 20% of all such revenue as compensation for providing unrestricted and continual access by the Joint Venture to its ever-expanding pool of content initially located at the www.newsgurus.com website and transferred to the Joint Venture website, until such time as the Payout is complete.

o AFTER THE PAYOUT is Complete, COMPANY will forward 70% of all such revenue to the Joint Venture checking account on a monthly basis by direct deposit directly to the Joint Venture at CVV's offices in Vancouver or such other location as decided by CVV; and COMPANY will retain 30% of all such revenue as compensation for providing unrestricted and continual access by the Joint Venture to its ever-expanding pool of content initially located at the www.newsgurus.com website and transferred to the Joint Venture website.
Other revenue, including but not limited to that derived from Customer List Rentals, will be collected directly by the Joint Venture. At the end of each calendar month, CVV and COMPANY will present the proportionate expenses, as agreed upon by the Board, that are attributable to the Joint Venture for reimbursement from the Joint Venture to the CVV and COMPANY, respectively. All other normal expenses as described in section 1.14 and incurred by the Joint Venture will be deducted before determining monthly profit/loss.
o The profits of the Joint Venture account will be split 80% to CVV until such time as the Payout is complete and 20% to the COMPANY until such time as the Payout is complete.
o The profits of the Joint Venture account will be split 51% to CVV after such time as the Payout is complete and 49% to the COMPANY after such time as the Payout is complete.
Monthly balance reports will be submitted to the Joint Venture Partners. With the unanimous approval of the Board, this Revenue splitting agreement may be terminated in whole or part at such time as the JV goes public.

1.8 Accounts and Financial Statements. The Joint Venture shall use the services of independent Certified Accountants, to prepare all necessary tax returns and financial statements. To comply with regulations both the COMPANY and CVV may require that their respective Auditors also audit all records of the Joint Venture.

1.9 Board of Directors. The Joint Venture shall initially have a Board of Directors consisting of three members with CVV nominating Harry Barr and Dr. Werner Grieder as directors, and COMPANY nominating Chris Bunka as director. A simple majority of the Board shall agree on the budget for marketing activities, the selection of officers and all other discretionary matters. Board members will not be financially compensated, other than for reasonable expenses. Board meetings can be held by telephone conference call and need not be in person.. A majority of the Board (which majority must include both Harry Barr and Chris Bunka) is required to approve the following:

o incurring additional funded indebtedness other than bank operating lines provided by Canadian Financial or International Institutions;

o issuance of more than 200,000 treasury shares, warrants, or options on treasury shares to any one person or legal entity;

o sale or pledge of common or preferred shares of the Joint Venturer any change in ownership of the Joint venture other than addressed in the Shareholder's Agreement;

o   payment of dividends;

o appointment of all senior management and approval of their compensation plans (including salary, options, benefits and bonuses);

o   approval of all company budgets;

o   approval of all unbudgeted expenses over $5,000.

1.10 Executives. Executive appointments shall be made by the Board in due course.

1.11 Offices. The Joint Venture shall maintain offices at the following locations: 626 West Pender Street, Mezzanine Floor, Vancouver, British Columbia V6B 1V9. Telephone: 604-688-0041 and Facsimile: 604-688-2582. In due course the Joint Venture will establish an office in Europe.

1.12 Restriction on Sale. Each of the Joint Venture partners covenants and agrees that it shall not mortgage, pledge, sell, assign, hypothecate, or otherwise encumber, transfer, or permit to be transferred in any manner or by any means whatsoever, whether voluntarily or by operation of law all or any part of its Joint Venture interest without the express written permission from the other partner or partners. Any of the above, done without the written permission of the other party shall be grounds to terminate this agreement. Each Joint Venture partner will offer a right of first refusal to the other Joint Venture partner in the event that any such mortgage, pledge, sale, assignment, hypothecation, encumbrance, or transfer is contemplated.

1.13 Dilution of Ownership. Each of the partners agrees that all future financing activities undertaken by the Joint Venture shall dilute the ownership by the existing partners on an equal basis. This applies regardless of whether such dilution occurs as a result of financing activities undertaken from the company treasury or through limited, board and regulator-approved sales of the partners existing equity.

1.14 Allocation of Profits/Losses. After CVV recovers its $350,000 capital as previously described in section 1.7 of this agreement, all profits and losses of the Joint Venture shall be distributed equally to the Joint Venture partners after all of the expenses of the Joint Venture are paid. Expenses include but are not limited to the cost of products/services, customer support, salaries of executives, and infrastructure and multimedia expenditures as mutually agreed upon. The profits shall be distributed on a quarterly basis except such amounts as may be mutually agreed upon by the Board of Directors to be retained in the Joint Venture for purposes of corporate operations. This allocation may be changed by unanimous consent from the Board.

1.15 Non-Encumbrance. Each of the partners covenants and agrees that it shall not obligate the other to any third party without written notice to the other.

                                   ARTICLE II
                   PARTNERS' OBLIGATIONS AND RESPONSIBILITIES

2.1 COMPANY's responsibilities shall include but not be limited to: providing retail pricing and negotiated wholesale costs, (currently set at 20% of sales) to the Joint Venture for the products and or services being offered for sale through the Joint Venture, and fulfillment of products and services. This includes both the present and the future products and services to be sold by COMPANY through the Joint Venture.

2.1.1 Specifically and exclusively excluded from the revenue sharing agreement noted in section 1.7, 1.14, and 2.1, is all direct subscription based revenue derived by independent analysts and content providers from their copy-written subscription-based newsletter or book content at the Joint Venture site. Such revenue will flow 85% to the individual content provider and 15% to the COMPANY.

2.2 CVV's responsibilities and obligations shall include but not be limited to: development and management of the marketing strategies, and further use of its existing customer lists, the implementation and budgeting for which are subject to the approval of the Joint Venture Board of Directors. Some of the marketing programs will be implemented at no cost to the Joint Venture or to the COMPANY. CVV will contribute its expertise in future financing requirements; management; marketing methods to build the Joint Venture URL brand; generate customer lists; develop and market customer databases; and, acquire local content from each of the exclusive geographical areas it serves.

2.2.1 CVV will contribute or arrange third-party financing in the amount of $350,000 U.S. If provided by a third party, then said third party shall dilute each of the Joint Venture partner's existing ownership equally, and third party ownership shall not exceed 10% of the Joint Venture.

2.3 CVV and the COMPANY will have all their direct costs in the operating of the Joint Venture reimbursed by the Joint Venture. The Joint Venture is also responsible for paying the salaries of its managers. All such expenses to be approved by the Board.

2.4 Both the Joint Venture and CVV are specifically prohibited from redistributing, forwarding, selling or transferring by any means any of the technology or content provided by the COMPANY or by NewsGurus.com, Inc, in any manner and at any time, to any third party. The Joint Venture is acquiring such technology and content for use only in the geographic areas listed at the beginning of this Joint Venture Agreement.


                                   ARTICLE III
                              INTELLECTUAL PROPERTY

3.1 Copyrights, Patents, and Trademarks.

        a. All pre-existing patents, intellectual property, trademarks and copyrights of the partners shall remain their respective property. The COMPANY is wholly owned by NewsGurus.com, Inc., which is executing a similar business plan in other geographic areas in which the Joint Venture does not have rights. The COMPANY and NewsGurus.com, Inc. own and will own the copyright to all exclusive written and multimedia content so produced, except that copyright that is previously owned by individual writers and content providers. The Joint Venture specifically does not own any copyright or exclusive license to the content so furnished to the Joint Venture. The
        COMPANY    specifically    retains   full   ownership   of   the   URL's
        www.newsgurus.com and www.guruclub.com, and also retains rights or ownership of other assets not specifically listed here.

        b. Any and all patents, trademarks and/or copyrights which the Joint Venture may develop and register under State, Provincial, or Federal law shall be registered in the name of the Joint Venture. If, for any reason, the Joint Venture fails or terminates, all patents, trademarks, and/or copyrights developed by the Joint Venture shall revert to the concept originator as evidenced by a "concept origination" memo to be kept on file by the patent, trademark, or copyright firm that files all applications on behalf of the Joint Venture.

3.2 Customer Lists. All customer lists developed by the Joint Venture will be the property of the Joint Venture. CVV will use its expertise and be responsible for the marketing of the lists on behalf of the Joint Venture. Both Partners must agree to any and all actions to sell or disclose to a third party the customer list resulting from the Joint Venture. Customer lists are valuable assets and include, among other things, any database of existing or past users of Joint Venture's services or products, or persons who have responded to Joint Venture marketing efforts. One copy of such database would be delivered in its entirety to both the partners if the Joint Venture for any reason terminates, for future use as each former partner so decides. The Customer lists must be automated and available for review by the Joint Venture partners via a secure Internet connection.

3.3 Warranty/Indemnification. The parties to this Agreement do hereby warrant and covenant for themselves that their undertaking hereunder does not infringe or interfere with any intellectual property or other contract rights of third parties, and each shall indemnify, save, and hold the other party harmless, including cost of defense, from any suit, demand, judgement, claim, liability, or proceeding founded on such third party's claim or settlement.



                                   ARTICLE IV
                                   TERMINATION

4.1 In the case of any unresolved breach of this Agreement by either party, and after conformance with the cure provisions as defined in Article V, sub-section
5.5 Subparagraph f, hereafter, either party may declare this Agreement terminated as to any further business to which the Joint Venture is not already obligated. Termination for reasons other than cause shall require the unanimous written agreement of each of the members of the Board of Directors. Upon termination, the assets of the Joint Venture, if any, including retained earnings, after payment of all Joint Venture obligations, shall be divided equally between the partners.

4.2 Either party may terminate this Agreement upon thirty (30) days written notice to the other party in the event that the Joint Venture becomes insolvent or bankrupt. Insolvent meaning that its assets are less than its liabilities and it is unable to pay debts as the become due over the following three month period.

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4.3 At any time during or subsequent to the termination of this Joint venture as provided herein or otherwise, COMPANY will not utilize any of CVV's multimedia marketing channels and materials or any parts thereof without the express written permission of CVV. COMPANY is, however, free to utilize any variety of marketing mediums in its promotion of similar business plans, so long as such actions do not utilize CVV's existing relationships within those mediums.

4.4 In the event of termination, neither CVV nor COMPANY shall use the copyrights, intellectual property, patents, or trademarks of the other without the express written permission of the party that owns the copyright, intellectual property, patent, or trademark. This paragraph shall not apply to any media that is currently being run at the time of termination until such contracted time of running (with the third party media) expires.

4.5 In the event of termination, CVV specifically relinquishes any and all right to all content already produced or yet to be produced by the COMPANY and its associates, and further relinquishes any and all right to distribute or make available such content in any location via any method to any audience.

4.5 Cause shall be defined as any action that constitutes fraud.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

5.1 Execution of Other Documents. The parties will forthwith execute and deliver all documents and instructions, which are reasonably necessary to carry out the terms of this agreement.

5.2.1 CVV Indemnification. In the event that COMPANY or any of its partners, shareholders, officers, directors, or employees, in pursuit of their obligations created under this or any other agreement, subject CVV or any of its partners, shareholders, officers, directors, or employees, to possible regulatory action or sanction by a governmental agency of any type, or any litigation concerning copyright, trademark, servicemark, or tradename infringement, or product or professional liability actions, or any other actions.

        a. CVV shall provide immediate notice in writing to COMPANY at the address provided in the Preamble of this Agreement of any such claim, litigation, regulatory, or other action. Such notice shall include a copy of all documents, correspondence, pleadings, filings or other writings that are involved with such claim, litigation, regulatory, or other action.

        b. CVV further agrees that COMPANY shall have the right to take part in and approve any and all settlement negotiations and settlements made or entered into by CVV or any of its partners, shareholders, officers, directors, employees or nominees or any combination of the above, for any claim, litigation, regulatory or other action which is subject to the indemnification in this Article.

5.2.2 COMPANY's Indemnification. As well, in the event that CVV or any of its partners, shareholders, officers, directors, or employees, in pursuit of their obligations created under this or

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any other agreement, subject COMPANY or any of its partners, shareholders, officers, directors, or employees, to possible regulatory action or sanction by a governmental agency of any type, or any litigation concerning copyright, trademark, servicemark, or tradename infringement, or product or professional liability actions, or any other action, CVV shall defend and indemnify in full COMPANY and any of its partners, shareholders, officers, directors, or employees, for all costs, fees, penalties, fines, settlements, and/or judgements incurred by COMPANY or any of its partners, shareholders, officers, directors employees, or nominees or any combination of the above, including reasonable attorney's fees, arising as a direct or indirect result of such actions.

        c. COMPANY shall provide immediate notice in writing to CVV at the address provided in the Preamble of this Agreement of any such claim, litigation, regulatory or other such action. Such notice shall include a copy of all documents correspondence, pleadings, filings, or other writings that are involved with such claim, litigation, regulatory, or other action.

        d. COMPANY further agrees that CVV shall have the right to take part in and approve any and all settlement negotiations and settlements made or entered into by COMPANY or any of its partners, shareholders, officers, directors employees, or nominees or any combination of the above, for any claim, litigation, regulatory or other action which is subject to the indemnification in this Article.

5.3 Force Majeure. Each party hereto shall be excused from performing any obligations under this agreement, in whole or in part, as a result of delays or interference caused by the party or by an act of God, war, labor disputes, strikes, flood, lightening, sever weather, shortage of materials, failure or fluctuations in electrical power, disruption of service, or other cause beyond a party's reasonable control. Such nonperformance shall not be deemed a default under this agreement unless is constitutes for a period of ninety (90) days.

5.4 Miscellaneous.

        a. This agreement represents the entire agreement between the parties and shall not be changed orally. There are no other contemporaneous oral agreements. Any changes to this agreement shall be in the form of a written addendum to this agreement signed by both parties. b. This Agreement shall inure to the benefit of the parties together with their successors and assigns.

        c. If any portion of this Agreement is struck down or declared unenforceable by a court of competent jurisdiction, it shall not affect the other provisions of this Agreement.

        d. The waiver by either party of any right hereunder shall not constitute a waiver of any other rights, nor shall the waiver of any right in instance constitute the waiver of such right on going.

        e. Any and all disputes arising under or related to this Agreement shall be submitted to binding arbitration before the Canadian Arbitration Association, in accordance with the rules and regulations then in effect. Any award may be entered by either party as a judgement or decree in any court of competent jurisdiction and enforced accordingly. The parties shall share equally any American Arbitration Association fees incurred by either party in connection with any dispute. Any such arbitration shall take place in Vancouver, British Columbia, and shall be governed by British Columbia law.

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

        f. Neither party shall enforce an alleged breach of any provisions of this agreement without first giving the other party written notice via Canada Post, Registered Mail, clearly specifying the nature of the alleged breach within thirty (30) days of receipt of such notice. Notice by fax machine shall not be sufficient.

        g. All signatories to this agreement hereby represent and warrant that they have the requisite authority to enter into this transaction, and that the entity which they represent has complied with all necessary formalities under all applicable bylaws or agreements, as well as all applicable state laws and regulations.

        h. Each partner agrees that the other shall at all times be free to engage in any other business activities not in conflict or competition with this joint venture unless agreed in writing.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representative as the day and year first written above. This agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.


------------------------------------------------------------------------
Date:             Chris Bunka               for: NewsGurus.com, Inc.




------------------------------------------------------------------------
Date:                 Harry Barr            for:  CanAlaska Ventures Ltd.



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                                   ADDENDUM A

 Technology Creation and Maintenance, and Products and/or Services Information.


A) PRODUCTION OF WEB SITE

COMPANY will deliver to the Joint Venture a complete and exact working turn-key copy of the website located at www.newsgurus.com. Such technology to be provided at the one-time cost of $1.00 U.S. to the Joint Venture. Delivery of the site, regardless of stage of completion, will occur not later than the completion of Phase II financing as noted in the Financing and Management Agreement. Company will also deliver to the Joint Venture, on at least a quarterly basis, any and all upgrades and refinements of said website for as long as this Joint Venture shall exist, or until otherwise directed by the Board.

Joint Venture may use all or any part of the technology and website delivered to it for the express and exclusive purpose of reaching persons located in the geographic regions previously described in the Joint Venture Agreement. Joint Venture may also elect to develop its own technology and refinements to the website. Joint Venture agrees to deliver such technology and refinements to the COMPANY or to NewsGurus.com, Inc. on a quarterly basis for as long as this Joint Venture shall exist, or until otherwise directed by the Board. In the event that the Joint Venture elects to produce, design, contract, or otherwise acquire such technology, it will do so at its own costs and specifically without seeking remuneration for costs from either CVV or from the COMPANY.

All technology transfers between the Joint Venture and the COMPANY will be full, complete, and at no cost to the receiving party.

B) CONTENT AVAILABLE AT WEB SITE.

COMPANY will deliver to the Joint Venture its entire existing database of content as it appears at the website located at www.newsgurus.com. Such content to be provided at a one-time cost of $1.00 U.S. to the Joint Venture. Delivery of the content, regardless of its extent, will occur not later than the completion of Phase II financing as noted in the Financing and Management Agreement.

Company will also make available to the Joint Venture, on a real-time electronic basis, any and all additional content appearing at www.newsgurus.com for as long as this Joint Venture shall exist, or until otherwise directed by the Board. Payment for this ongoing content will be as described in the Joint Venture Agreement.

The Joint Venture also agrees to make available to the COMPANY or to NewsGurus.com, Inc, on a real-time electronic basis, any and all additionally acquired or created content appearing at the Joint Venture website for as long as this Joint Venture shall exist, or until otherwise directed by the Board. Payment for this ongoing content will be as described in the Joint Venture Agreement.

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COMPANY will forward 30% of all revenue derived from this additional Joint
Venture content located at the www.newsgurus.com web site to the Joint Venture checking account on a monthly basis by direct deposit directly to the Joint Venture at CVV's offices in Vancouver or such other location as decided by CVV.